Exhibit 10.1

FOURTH AMENDMENT TO THE
LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF
ELLINGTON FINANCIAL OPERATING PARTNERSHIP LLC
DESIGNATION OF 8.625% SERIES C FIXED-RATE RESET
CUMULATIVE REDEEMABLE PREFERRED UNITS
February 3, 2023
Pursuant to Sections 4.2 and 12.1 of the Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC (the “Operating Agreement”), the Managing Member hereby amends the Operating Agreement as follows in connection with the issuance of up to 4,600,000 shares of 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”) of the Managing Member and the issuance to the Managing Member of Series C Preferred Units (as defined below) in exchange for the contribution by the Managing Member of the net proceeds from the issuance and sale of the Series C Preferred Stock:
1.Designation and Number. A series of Preferred Units (as defined below), designated the “8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Units” (the “Series C Preferred Units”), is hereby established. The number of authorized Series C Preferred Units shall be 4,600,000.

2.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Operating Agreement. The following defined terms used in this Amendment to the Operating Agreement shall have the meanings specified below:

“Base Liquidation Preference” shall have the meaning provided in Section 6.
“Business Day” shall have the meaning provided in the Certificate of Designations.
“Calculation Agent” shall have the meaning provided in the Certificate of Designations.
“Certificate of Designations” means the Certificate of Designations of the Managing Member filed with the Secretary of State of the State of Delaware, designating the terms, rights and preferences of the Series C Preferred Stock, dated February 3, 2023.
“Common Stock” means shares of the Managing Member’s common stock, par value $0.001 per share.
“Common Stock Price” shall have the meaning provided in the Certificate of Designations.
“Common Stock Conversion Consideration” shall have the meaning provided in the Certificate of Designations.
“Company” means Ellington Financial Operating Partnership LLC, a Delaware limited liability company.
“First Reset Date” shall have the meaning provided in Section 5(a).

“Five-Year Treasury Rate” shall have the meaning provided in Section 5(b).
“Junior Units” shall have the meaning provided in Section 4.
“Operating Agreement” shall have the meaning provided in the recital above.
“Original Issue Date” shall have the meaning provided in the Certificate of Designations.
“Parity Units” shall have the meaning provided in Section 4.
“Preferred Units” means all Membership Interests designated as preferred units by the Managing Member from time to time in accordance with Section 4.2 of the Operating Agreement.
“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, whether or not a Business Day.
“Reset Distribution Determination Date” shall have the meaning provided in Section 5(b).
“Reset Period” shall have the meaning provided in Section 5(b).
“Senior Units” shall have the meaning provided in Section 4.
“Series C Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).
“Series C Preferred Distribution Period” means the period from, and including, the immediately preceding Series C Preferred Distribution Payment Date to, but excluding, the next succeeding Series C Preferred Distribution Payment Date, except for the initial Series C Preferred Distribution Period, which will be the period from, and including, the Original Issue Date to, but excluding, April 30, 2023.
“Series C Preferred Distribution Rate” shall have the meaning provided in Section 5(a).

“Series C Preferred Distribution Record Date” shall have the meaning provided in Section 5(a).
“Series C Preferred Stock” shall have the meaning provided in the recital above.
“Series C Preferred Units” shall have the meaning provided in Section 1.
“Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Managing Member and a declaration of distribution by the Company, the allocation of funds to be so paid on any series or class of units of the Company; provided, however, that if any funds for any Junior Units or Parity Units are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series C Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
3.Maturity. The Series C Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.Rank. The Series C Preferred Units will rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of the Company, (a) senior to all classes or series of Common Units and LTIP Units of the Company and to all other classes or series of Units that the Company may issue with terms specifically providing that such Units rank junior to the Series C Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon the Company’s liquidation, dissolution or winding (together with the Common Units and the LTIP Units, the “Junior Units”); (b) on a parity with the Company's 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Units (the “Series A Preferred Units”), the Company's 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Units (the “Series B Preferred Units”) and all other classes or series of Units that the Company may issue with terms specifically providing that such Units rank on a parity with the Series C Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon the Company’s liquidation, dissolution or winding (the “Parity Units”); and (c) junior to all classes or series of Units that the Company may issue with terms specifically providing that such Units rank senior to the Series C Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon the Company’s liquidation, dissolution or winding up (the “Senior Units”). The term “Units” shall not include convertible or exchangeable debt securities of the Company.

5.Distributions.

(a)    Holders of the Series C Preferred Units are entitled to receive, when, as and if authorized by the Managing Member and declared by the Company, out of funds of the Company legally available for the payment of distributions, cumulative cash distributions based on the Base Liquidation Preference of $25.00 per unit at a rate (the "Series C Preferred Distribution Rate") equal to (i) from and including the Original Issue Date to, but excluding, April 30, 2028 (the “First Reset Date”), 8.625% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined below), the Five-Year Treasury Rate (as defined below) as of the most recent Reset Distribution Determination Date (as defined below) plus 5.13% per annum. Distributions on the Series C Preferred Units shall accumulate daily and be cumulative from, and including, the Original Issue Date and shall be payable quarterly in arrears on or about the 30th day of January, April, July and October of each year (each, a “Series C Preferred Distribution Payment Date”), when and as declared; provided, however, that if any Series C Preferred Distribution Payment Date is not a Business Day (as defined above), then the distribution which would otherwise have been payable on that Series C Preferred Distribution Payment Date may be paid, at the Company's option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Series C Preferred Distribution Payment Date, and no interest, additional distributions or other sums will accrue on the amount so payable for the period from such Series C Preferred Distribution Payment Date to such next succeeding Business Day. The first distribution is scheduled to be paid on or about April 30, 2023 in the amount of $0.50313 per unit, and that distribution will be paid to the persons who are the holders of record of the Series C Preferred Units at the close of business on the corresponding distribution record date, which will be on or about March 31, 2023. Distributions payable for any Series C Preferred Distribution Period will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the transfer records of the Company for the Series C Preferred Units at the close of business on the applicable record date, which shall be no fewer than ten days and no more than 35 days prior to the applicable Series C Preferred Distribution Payment Date, as shall be fixed by the Managing Member (each, a “Series C Preferred Distribution Record Date”). The distributions payable on any Series C Preferred Distribution Payment Date shall include distributions accumulated to, but excluding, such Series C Preferred Distribution Payment Date. The Five-Year Treasury Rate will be determined by the Calculation Agent on the third Business Day immediately preceding the applicable Reset Date. If the Five-Year Treasury Rate for any Series C Distribution Period cannot be determined pursuant to the methods described in the definition of

Five-Year Treasury Rate below, the Series C Preferred Distribution Rate for such Series C Distribution Period will be the same as the Series C Preferred Distribution Rate determined for the immediately preceding Series C Distribution Period. No holder of any Series C Preferred Units shall be entitled to receive any distributions paid or payable on the Series C Preferred Units with a Series C Preferred Distribution Record Date before the date such Series C Preferred Units are issued.
    (b)    “Five-Year Treasury Rate” means, for any Reset Period commencing on or after the First Reset Date, the rate determined by the Calculation Agent on the Reset Distribution Determination Date and equal to: (i) the average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the Calculation Agent in its sole discretion; or (ii) if no calculation is provided as described in clause (i), then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the five-year treasury rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor five-year treasury rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent, in its sole discretion, may determine the “business day” convention, the definition of “business day” and the Reset Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the rate described in clause (i), in a manner that is consistent with industry-accepted practices for such substitute or successor rate.
“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, whether or not a Business Day.
“Reset Distribution Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.
“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.
    (c)    Notwithstanding anything to the contrary contained in Section 5(a), if, following a Change of Control (as defined in the Certification of Designations), the Common Stock Authorization (as defined in the Certificate of Designations) has not occurred at or prior to the Change of Control and the Managing Member has not exercised its option to redeem the Series C Preferred Stock pursuant to Section 6 of the Certificate of Designations, the quarterly cumulative distribution rate shall be increased by three hundred (300) basis points per annum (such increased distribution rate, the “Special Distribution Rate”). Holders of Series C Preferred Units will be entitled to receive, when, as and if authorized by the Managing Member and declared by the Company, out of funds of the Company legally available for the payment of distributions, cumulative cash distributions from, and including, the first date on which the Change of Control has occurred at the Special Distribution Rate for so long as the Managing Member has not exercised its option to redeem the Series C Preferred Stock pursuant to Section 6 of the Certificate of Designations.
    (d)    No distributions on the Series C Preferred Units shall be authorized by the Managing Member or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Managing Member or the Company, including any agreement relating to any indebtedness of either of them, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.
    (e)     Notwithstanding anything to the contrary contained herein, distributions on the Series C Preferred Units will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series C Preferred Units which may be in arrears, and holders of Series C Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in Section 5(a). Any distribution payment made on the Series C Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Series C Preferred Units.
    (f)    Except as provided in this Section 5(f), unless full cumulative distributions on the Series C Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Series C Preferred Distribution Periods, (i) no distributions (other than in Junior Units) shall be declared or paid or set apart for payment upon Junior Units or Parity Units and (ii) Junior Units or Parity Units shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Company (except by conversion into or exchange for Junior Units or options, warrants or rights to purchase or subscribe for Junior Units). The foregoing will not, however, prevent the redemption, purchase or acquisition by the Managing Member of shares of any class or series of the Managing Member’s stock for the purpose of enforcing restrictions on transfer and ownership of the Managing Member’s stock contained in the Certificate of Incorporation of the Managing Member, including in order to qualify and maintain the Managing Member’s qualification as a real estate investment trust for U.S. federal income tax purposes, or the redemption, purchase or acquisition by the Managing Member of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Managing Member.
    (g)    When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Units and any Parity Units, all distributions declared upon the Series C Preferred Units and any Parity Units shall be declared pro rata so that the amount of distributions declared per Series C Preferred Unit and such Parity Units shall in all cases bear to each other the same ratio that accumulated distributions per Series C Preferred Unit and accumulated distributions per Parity Unit (which shall not include any accumulation in respect of undeclared and unpaid distributions for past Series C Preferred Distribution Periods if such units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series C Preferred Units which may be in arrears.
6.    Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Units will be entitled to be paid out of the assets the Company has legally available for distribution to its Members, subject to the preferential rights of the holders of any Senior Units, a liquidation preference of $25.00 per unit (the “Base Liquidation Preference”), plus an amount equal to any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the date of payment, before any distribution of assets is made to holders of Junior Units. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Units and the corresponding amounts payable on all Parity Units, the holders of the Series C Preferred Units and all such Parity Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series C Preferred Units will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any corporation, trust or entity or of any other entity with or into the Company, or the sale, lease, transfer or conveyance of all or substantially all of the property or business, individually or in a series of related transactions, of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.
7.    Redemption.
(a)The Series C Preferred Units are not redeemable except as otherwise provided in this Section 7.

(b)In connection with any redemption by the Managing Member of any shares of Series C Preferred Stock pursuant to Section 6 of the Certificate of Designations, the Company shall redeem, on the date of such redemption, an equal number of Series C Preferred Units held by the Managing Member. As consideration for the redemption of such Series C Preferred Units, the Company shall deliver to the Managing Member an amount of cash equal to the amount of cash paid by the Managing Member to the holder of such shares of Series C Preferred Stock in connection with the redemption thereof.

8.    Voting Rights. Holders of the Series C Preferred Units will not have any voting rights.
9.    Conversion.
(a)The Series C Preferred Units are not convertible or exchangeable for any other property or securities except as otherwise provided in this Section 9.

(b)In the event that a holder of Series C Preferred Stock exercises its right to convert the Series C Preferred Stock into Common Stock in accordance with the terms of the Certificate of Designations, then, concurrently therewith, an equivalent number of Series C Preferred Units held by the Managing Member shall be automatically converted into a number of Common Units equal to the number of shares of Common Stock issued upon conversion of such Series C Preferred Stock; provided, however, that if a holder of Series C Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the Managing Member, as the holder of the Series C Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the Managing Member to such holder of the Series C Preferred Stock. Any such conversion will be effective at the same time the conversion of Series C Preferred Stock into Common Stock is effective.

(c)No fractional units will be issued in connection with the conversion of Series C Preferred Units into Common Units. In lieu of fractional Common Units, the Managing Member shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price used in determining the Common Stock Conversion Consideration under the Certificate of Designations.

10.    Allocation of Profit and Loss.
Article V, Section 5.1 of the Operating Agreement is hereby deleted in its entirety and the following new Section 5.1 is inserted in its place:
    (a)    Profit. After giving effect to the special allocations set forth in Section 5.1(c), (d), and (e) hereof, subject to Section 5.1(f), and except as set forth in Section 4.5 hereof, Profit of the Company for each fiscal year of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.
    (b)    Loss. After giving effect to the special allocations set forth in Section 5.1(c), (d), and (e) hereof, subject to Section 5.1(f), and except as set forth in Section 4.5 hereof, Loss of the Company for each fiscal year of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.
    (c)    Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Company that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Members’ respective Percentage Interests, (ii) any expense of the Company that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Member that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Company Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Company taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Members in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Member Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Company taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(g), items of gain and income shall be allocated among the Members in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). The manner in which it is reasonably expected that the deductions attributable to nonrecourse liabilities will be allocated for purposes of determining a Member’s share of the nonrecourse liabilities of the Company within the meaning of Regulations Section 1.752-3(a)(3) shall be in accordance with a Member’s Percentage Interest.
    (d)    Qualified Income Offset. If a Member receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Member’s Capital Account that exceeds the sum of such Member’s shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Member shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Member in accordance with this Section 5.1(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Member in an amount necessary to offset the income or gain previously allocated to such Member under this Section 5.1(d).
    (e)    Capital Account Deficits. Loss shall not be allocated to a Member to the extent that such allocation would cause a deficit in such Member’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Member’s shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the other Members. After the occurrence of an allocation of Loss to the other Members in accordance with this Section 5.1(e), to the extent permitted by Regulations Section 1.704-1(b), Profit first shall be allocated to the other Members in an amount necessary to offset the Loss previously allocated to the other Members under this Section 5.1(e).
    (f)    Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.1(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.1(a) and 5.1(b), Net Profit shall be allocated to the Managing Member in respect of its Series A Preferred Units, Series B Preferred Units and Series C Preferred Units until the aggregate amount of Net Profit allocated to such holder under this Section 5.1(f) for the current and all prior years equals the cumulative cash distributions paid to such holders in respect of distributions for the current and all prior years or to the date of redemption. For purposes of this Section 5.1(f), “Net Profit” means the excess, if any, of the Company’s Profit over the Company’s Loss for any fiscal year or portion thereof (after giving effect to Section 5.1(g), if applicable). Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Company or the interest of a holder of Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, and prior to making any other allocations of Profits or Losses, items of income and gain or deduction and loss shall first be allocated to the Managing Member in respect of its Series A Preferred Units, Series B Preferred Units or Series C Preferred Units in such amounts as is required to cause the Managing Member’s adjusted Capital Account balance (taking into account any amounts such Member is obligated to contribute to the capital of the Company or is deemed obligated to contribute pursuant to Treasury regulations 1.704-1(b)(2)(ii)(c)(2)) to equal the amount such Member is entitled to received pursuant to the provisions of Section 5 and 6 hereof minus its related share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, if any.
    (g)    LTIP Unit Catch-up. Immediately prior to a conversion of an LTIP Unit pursuant to Section 5.2(c), the LTIP Unitholder of such LTIP Unit shall be specially allocated items of Company gross income and gain for such Fiscal Year in an amount equal to the excess, if any, of (i) the Managing Member Capital Account Balance Per Common Unit over (ii) the Capital Account associated with the LTIP Unit that is to be converted. Immediately prior to (i) the occurrence of an Event of Dissolution, or (ii) a sale of all or substantially of the Company’s assets, items of Company gross income and gain shall also be specially allocated to LTIP Unitholders in respect of all LTIP Units until the Capital Account balance of each LTIP Unit equals the Managing Member Capital Account Balance Per Common Unit at that time.
    (h)    Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.1(c), 5.1(d), 5.1(e), or 5.1(f) hereof. All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.1, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). With respect to properties acquired by the Company, the Managing Member shall have the authority to elect the method to be used by the Company for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to such properties, and such election shall be binding on all Members.
    (i)    Allocations Between Transferor and Transferee. If a Member Transfers any part or all of its Membership Interest, the distributive shares of the various items of Profit and Loss allocable among the Members during such fiscal year of the Company shall be allocated between the transferor and the transferee Member either (i) as if the Company’s fiscal year had ended on the date of the Transfer, or (ii) based on the number of days of such fiscal year that each was a Member without regard to the results of Company activities in the respective portions of such fiscal year in which the transferor and the transferee were Members. The Managing Member, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Member.
11.    Section 6.2 of the Operating Agreement is hereby deleted in its entirety and the following new Section 6.2 is inserted in its place:
6.2 Partnership Representative.
a.For taxable years beginning before January 1, 2018, Section 6.2 of the Agreement as in effect prior to the date of the Fourth Amendment hereto shall apply.
b.For taxable years beginning on or after January 1, 2018, the Managing Member, or a person selected by the Managing Member, shall be designated and shall act as the “partnership representative” pursuant to Section 6223 of the Code and any comparable state or local law with all of the rights, duties and powers provided for in Sections 6221 through 6241 of the Code and any comparable state or local law. The partnership representative shall appoint on behalf of the Company a “designated individual” within the meaning of Regulations Section 301.6223-1(b)(3), and a designated individual so appointed shall be treated as, and shall have the authority to take any action that may be taken by and shall be subject to the requirements and obligations of, the partnership representative for purposes of this Section 6.2. Subject to the terms of this Agreement, the partnership representative shall have full discretion to represent and bind the Company in any audit or administrative proceeding conducted by any taxing authority, including, without limitation, the power and authority (i) to make an election under Section 6223 (if available) or Section 6226 of the Code, and any Regulations promulgated in accordance therewith, (ii) to take, and to cause the Company to take, all actions necessary or convenient to give effect to such an election and (iii) to make use of, or cause the Company to make use of, any other options that are or may become available under applicable Code sections, Regulations or guidance. The taking of any action and the incurring of any expenses by the partnership representative in connection with any such audit or administrative proceeding, except to the extent required by law, is a matter in the sole discretion of the partnership representative and the provision relating to indemnification or liability of the Managing Member set forth in Article 9 and the provision relating to indemnification of the Indemnitees set forth in Section 9.1 of this Agreement shall be fully applicable to the partnership representative in its capacity as such, and the partnership representative, in its capacity as such, shall be an Indemnitee for all purposes of this Agreement. Each Member agrees to be bound by the decisions and elections of the partnership representative and shall provide such information and cooperation as shall be reasonably requested by the partnership representative in connection with such actions, including to reduce the amount of the Company’s liability for any imputed underpayment in accordance with the procedures under Section 6225(c) of the Code and comparable state or local laws. To the extent that any taxes, penalties, and interest are payable by the Company in respect of an audit, the Managing Member shall allocate such amounts (and any expenses incurred by the Company in adjudicating or otherwise resolving such liability), to the Members to which such amounts are attributable, in the Managing Member’s discretion, and such amount shall be treated as provided under Section 5.3(b). A Member’s allocable share of any such amounts shall include amounts allocable to any prior owner(s) of such Member’s Membership Interest. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the liabilities and obligations of each Member under this Section 6.2 shall survive (i) any actual or deemed transfer of an interest in the Company by such Member, (ii) such Member ceasing to be a Member under this Agreement and (iii) the termination, dissolution, liquidation, cancellation, and winding up of the Company.
c.All third party costs and expenses incurred by the partnership representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting and/or law firm to assist the partnership representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
12. Section 6.3(b) of the Operating Agreement is hereby amended to replace “Tax Matters Member” with “partnership representative described in Section 6.2(b) hereto” inserted in its place.
13. Exhibit A of the Operating Agreement is hereby amended by deleting the defined term “Tax Matters
Member.”
14. Except as modified herein, all terms and conditions of the Operating Agreement shall remain in full force and effect, which terms and conditions the Managing Member hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.
MANAGING MEMBER:

ELLINGTON FINANCIAL INC., a Delaware corporation

By:/s/ Laurence Penn
Name: Laurence Penn
Title: Chief Executive Officer

[Signature page for Fourth Amendment to Operating Agreement - February 2023]